Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2008

SANTA ANA, Calif., Oct. 30, 2008 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the quarter ended Sept. 30, 2008.

Total revenues for the third quarter of 2008 were $1.5 billion, a decrease of 26 percent relative to the third quarter of 2007. Net loss was $8.3 million, or 9 cents per diluted share, in the third quarter of 2008, compared with net income of $46.6 million, or 49 cents per diluted share, in the third quarter of 2007. The current quarter loss includes, on an after-tax basis, net realized investment losses of $29.6 million, or 32 cents per diluted share; employee separation and other restructuring costs of $12.3 million, or 13 cents per diluted share; a reduction in employee benefits costs of $6.0 million, or 6 cents per diluted share; and a reduction in reserve for estimated tax exposures of $10.0 million, or 11 cents per diluted share.

Current Quarter Highlights

•	Operating cash flow of $115.4 million during the third quarter

•	Title Insurance and Services segment adjusted pretax margin of 3.2 percent

•	Data and Analytic Solutions segment adjusted pretax margin of 10.9 percent

•	Information and Outsourcing Solutions segment adjusted pretax margin of 17.7 percent

•	Loss provision rate for title insurance claims of 7.1 percent

•	Default-related businesses experiencing strong growth

•	Continued progress on company-wide expense-reduction initiatives

•	Salary and other personnel costs decreased by $137.4 million, or 21.1 percent relative to the prior year

“I’m encouraged by the industry-leading performance of our title operations during the third quarter,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “The company as a whole generated in excess of $115 million in operating cash flow, a reflection of our size, strength and the solid progress we’ve made in optimizing our businesses and improving operational efficiency.”

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First American Reports Financial Results for the Third Quarter of 2008

Financial Services Group

Current Quarter Highlights:

•	Title Insurance and Services segment adjusted pretax margin of 3.2 percent

•	Title Insurance and Services segment adjusted pretax income of $31.6 million

•	Title Insurance and Services segment other operating expenses decreased by 20 percent

•	Title Insurance and Services segment salaries and other personnel costs decreased by 26 percent

•	Loss provision rate for title insurance claims 7.1 percent

•	Title Insurance and Services segment employee reduction of approximately 1,250 is expected to result in annualized savings of $65.9 million

•	Sixty-eight title insurance office closures expected to yield $6.3 million of annualized savings

“Our Title Insurance and Services segment continues to make progress toward our goal of becoming the most profitable company in the title insurance industry throughout the cycle,” stated Dennis J. Gilmore, First American’s chief operating officer and chief executive officer of the Financial Services Group. “The structural changes we are making now position us well for the future.”

Title Insurance and Services. During the third quarter of 2008, operating revenues in the Title Insurance and Services segment were $964.7 million, a 30 percent decrease from the same quarter of 2007. Factors contributing to these results were a decline in the number of title orders closed, a decrease in the average revenue per order closed and the termination of certain agency relationships. Average revenue per direct title order was $1,644, a 1 percent decline relative to the third quarter of 2007. The company’s direct operations closed 323,200 title orders for the third quarter of 2008, a decrease of 22 percent, when compared with 415,000 title orders closed in the third quarter of 2007.

Salary and other personnel costs were $304.1 million, a 26 percent decrease, compared with the third quarter of 2007, primarily due to employee reductions and reduced benefit costs. The company reduced employees by approximately 1,250 during the third quarter of 2008. Included in salary and other personnel costs for the third quarter of 2008 were $8.6 million of employee separation costs. Other operating expenses were $231.7 million, a decrease of 20 percent, compared with the third quarter of 2007. The decrease was primarily due to a reduction in title production costs, lower occupancy costs and other cost-containment programs. Other operating expenses include $5.5 million of lease termination costs incurred during the third quarter of 2008.

The loss provision for claims during the third quarter of 2008 was 7.1 percent of operating revenues, versus 6.5 percent in the third quarter of 2007. The current quarter rate reflects the expected claims experience for policy year 2008, with minor reserve adjustments for prior policy years. The expected claims experience for policy year 2008 increased to 6.5 percent from 6.2 percent as of June 30, 2008.

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First American Reports Financial Results for the Third Quarter of 2008

Pretax loss for the Title Insurance and Services segment was $27.0 million in the third quarter of 2008, compared with pretax income of $43.7 million in the third quarter of 2007. Results for the current quarter include net realized investment losses of $44.6 million, employee separation costs of $8.6 million and lease termination costs of $5.5 million. Excluding these items, adjusted pretax income for the Title Insurance and Services segment was $31.6 million resulting in an adjusted pretax margin of 3.2 percent.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment were $72.8 million in the third quarter of 2008, a 12 percent decrease relative to the third quarter of 2007. The decrease primarily reflected a decline in business volume impacting both the property and casualty insurance division and home warranty division. Pretax income was $0.3 million in the third quarter of 2008, versus $10.1 million in the third quarter of 2007. The Specialty Insurance segment recorded net realized investment losses of $3.1 million during the quarter.

Information Solutions Group

Current Quarter Highlights:

•	Strong growth in mortgage risk analytics and default-related businesses

•	Sixty new investor clients year-to-date

•	Salary and other personnel expenses in the Information Solutions Group declined 10.1 percent relative to the third quarter of 2007

•	Cost-savings initiatives year-to-date are expected to result in annualized savings of $80.0 million

•	Forty-four facilities closed year-to-date, with an expected annualized savings of $6.9 million

•	Recent business-line realignment results in a number of consolidated product companies, with cost efficiencies realized beginning in the fourth quarter of 2008

“The Information Solutions Group made considerable progress toward its strategic objectives during the third quarter,” said Frank V. McMahon, First American’s vice chairman and chief executive officer of the Information Solutions Group. “We recently realigned a number of product companies into two product verticals—Valuation Solutions, and Outsourcing and Technology Solutions. This realignment is part of our overall plan to streamline our operations and centralize more functions to optimize resource allocation, promote best practices and eliminate redundancy. In addition, we continue to focus on product development to meet the evolving needs of our clients. Much of our focus has been on providing mortgage risk analytics to the investment community and risk mitigation products and services to the lending community.”

Information and Outsourcing Solutions. Total revenues at the Information and Outsourcing Solutions segment were $184.6 million in the third quarter of 2008, a 4 percent decrease from the prior year. The decline was primarily a result of a decrease in tax service, flood certification and appraisal-related revenues, offset in part by an increase in volume at the default-related businesses. Pretax income

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First American Reports Financial Results for the Third Quarter of 2008

during the quarter was $29.8 million, a 26 percent decrease from the prior year. Results for the current quarter include employee separation costs of $2.9 million. Excluding this item, adjusted pretax income for the Information and Outsourcing Solutions segment was $32.7 million, with a pretax margin of 17.7 percent.

Data and Analytic Solutions. Total revenues at the Data and Analytic Solutions segment were $142.5 million in the third quarter of 2008, a 12 percent decrease relative to the third quarter of 2007. The decrease was primarily due to the effects of the continued slowdown in mortgage originations and the ongoing tightening of the credit markets. These conditions have resulted in a decrease in demand for many of the segment’s products sold to home equity lenders, mortgage bankers and title insurance companies. Offsetting these declines is an increase in mortgage risk analytic products sales, in particular, to participants in the investment community. Pretax income was $10.2 million in the third quarter of 2008, a 61 percent decrease relative to the third quarter of 2007. Profitability in the quarter was adversely impacted by the results of the segment’s second lien product company, which posted a pretax loss of $6.5 million in the quarter. Results for the current quarter include net realized investment losses of $3.6 million, employee separation costs of $1.8 million and restructuring costs of $0.4 million. Excluding these items, adjusted pretax income for the Data and Analytic Solutions segment was $15.9 million, representing a pretax margin of 10.9 percent.

Risk Mitigation and Business Solutions. During the third quarter of 2008, total revenues at the Risk Mitigation and Business Solutions segment were $188.1 million, a decrease of 15 percent relative to the third quarter of 2007. The decrease was primarily due to the disposition of the US SEARCH.com business in the fourth quarter of 2007 and several other business lines in 2008, combined with a general downturn in demand for the credit, data and employment-based products. Pretax income for the segment was $21.4 million, a decrease of 35 percent, compared with the third quarter of last year. Results for the current quarter include employee separation costs of $1.7 million and other restructuring costs of $1.7 million. Excluding these items, adjusted pretax income for the Risk Mitigation and Business Solutions segment was $24.8 million.

Investment and Other Income

Investment and other income decreased 25 percent during the third quarter of 2008, to $53.6 million, down from $71.5 million in the prior year. Declining yields on lower investment balances contributed to the decline.

Teleconference/Webcast

First American’s third quarter results will be discussed in more detail on Thursday, Oct. 30, 2008, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is (888) 955-3516. Callers from outside the United States may dial (210) 234-5896. The pass code for the event is FIRST AMERICAN.

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First American Reports Financial Results for the Third Quarter of 2008

The live audio webcast of the call and the accompanying slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 7, 2008, by dialing (203) 369-0172. An audio archive of the call will also be available for replay on First American’s Web site.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $8.2 billion in 2007, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release, including those related to annualized cost savings from employee reductions, facility closures and other cost-savings initiatives and cost efficiencies from business realignment in the Information Solutions Group, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses that it acquires; systems interruptions and intrusions; the company’s inability to realize the benefits of its offshore strategy; product migration; any inability to ultimately consummate the spin-off transaction as a result of, among other factors, any inability to obtain necessary regulatory approvals or the failure to obtain the final approval of the company’s board of directors; the inability to recognize the benefits of the spin-off transaction as a result of, among other factors, unexpected corporate overhead costs, unfavorable reaction from customers, employees, ratings agencies or other interested persons, the triggering of rights and obligations by the spin-off, accommodations required to be made to obtain consents or waivers or the inability to transfer assets into the entity being spun-off; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2007, as updated in Part II, Item 1A of the company’s quarterly reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008, and Sept. 30, 2008, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Reports Financial Results for the Third Quarter of 2008

Use of Non-GAAP Financial Measures

This news release contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

(Additional Financial Data Follows)

First American Reports Financial Results for the Third Quarter of 2008

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2008	2007	2008	2007
Total revenues	$1,514,177	$2,051,193	$4,847,236	$6,325,219
Income (loss) before income taxes and minority interests	$823	$108,011	$134,006	$208,469
Income taxes (benefit) provision	$(1,033)	$41,443	$47,960	$61,117
Minority interests	$10,196	$19,979	$45,463	$82,972

Net (loss) income	$(8,340)	$46,589	$40,583	$64,380

Net (loss) income per share:
Basic	$(0.09)	$0.50	$0.44	$0.67
Diluted	$(0.09)	$0.49	$0.44	$0.66
Weighted average common shares outstanding:
Basic	92,659	93,746	92,388	95,624
Diluted	92,659	95,064	93,172	97,407
Title orders opened	438,600	555,800	1,566,200	1,932,200	(A)
Title orders closed	323,200	415,000	1,114,000	1,356,800	(A)
Paid title claims	76,307	70,904	218,237	205,353

(A) Includes 35,300 title orders opened and 900 title orders closed associated with a government program established to help Louisiana residents recover from the impact of Hurricane Katrina. The program has been modified by the government, and the company does not anticipate this order volume to continue.

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First American Reports Financial Results for the Third Quarter of 2008

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2008	December 31, 2007
Assets
Cash and cash equivalents	$825,662	$1,162,569

Accounts and accrued income receivable, net	592,665	559,996

Income tax receivable	156,299	39,187

Investments:
Deposits with savings and loan associations and banks	282,139	198,055
Debt securities	1,607,453	1,368,212
Equity securities	133,397	147,102
Other long-term investments	407,736	457,764

	2,430,725	2,171,133

Loans receivable, net	131,443	116,751

Property and equipment, net	699,247	755,435

Title plants and other indexes	676,328	645,679

Deferred income taxes	55,380	23,274

Goodwill	2,621,431	2,567,340

Other intangible assets, net	313,401	346,207

Other assets	243,387	260,350

	$8,745,968	$8,647,921

Liabilities and Stockholders' Equity
Demand deposits	$1,097,046	$743,685
Accounts payable and accrued liabilities	961,361	1,123,624
Deferred revenue	741,562	756,202
Reserve for known and incurred but not reported claims	1,331,252	1,357,632
Notes and contracts payable	935,359	906,046
Deferrable interest subordinated notes	100,000	100,000

	5,166,580	4,987,189

Minority interests in consolidated subsidiaries	671,541	675,907

Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par value
Authorized—500,000 shares; outstanding—none
Common stock, $1 par value
Authorized—180,000,000 shares
Outstanding—92,865,000 and 91,830,000 shares	92,865	91,830
Additional paid-in capital	797,081	762,734
Retained earnings	2,185,490	2,205,994
Accumulated other comprehensive loss	(167,589)	(75,733)

	2,907,847	2,984,825

	$8,745,968	$8,647,921

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First American Reports Financial Results for the Third Quarter of 2008

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2008	2007	2008	2007
Revenues
Operating revenues	$1,510,739	$1,982,445	$4,767,618	$6,046,869
Investment and other income	53,639	71,510	175,708	229,408
Gain on stock issued by subsidiary	—	123	1,325	9,426
Net realized investment (losses) gains	(50,201)	(2,885)	(97,415)	39,516

	1,514,177	2,051,193	4,847,236	6,325,219

Expenses
Salaries and other personnel costs	513,710	651,099	1,654,224	1,974,103
Premiums retained by agents	345,045	546,994	1,079,220	1,627,762
Other operating expenses	445,103	514,643	1,373,722	1,565,491
Provision for policy losses and other claims	121,903	137,225	343,885	664,351
Depreciation and amortization	59,993	54,979	177,219	172,668
Premium taxes	12,487	16,110	36,773	51,506
Interest	15,113	22,132	48,187	60,869

	1,513,354	1,943,182	4,713,230	6,116,750

Income before income taxes and minority interests	823	108,011	134,006	208,469
Income taxes (benefit ) provision	(1,033)	41,443	47,960	61,117

Income before minority interests	1,856	66,568	86,046	147,352
Minority interests	10,196	19,979	45,463	82,972

Net (loss) income	(8,340)	46,589	40,583	64,380

Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on securities	(27,941)	4,642	(78,750)	5,395
Foreign currency translation adjustments	(23,219)	9,394	(19,319)	10,561
Minimum pension liability adjustment	2,047	(1,107)	6,213	3,297

	(49,113)	12,929	(91,856)	19,253

Comprehensive (loss) income	$(57,453)	$59,518	$(51,273)	$83,633

Net (loss) income per share:
Basic	$(0.09)	$0.50	$0.44	$0.67

Diluted	$(0.09)	$0.49	$0.44	$0.66

Weighted average common shares outstanding:
Basic	92,659	93,746	92,388	95,624

Diluted	92,659	95,064	93,172	97,407

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First American Reports Financial Results for the Third Quarter of 2008

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended September 30
	Total revenues		Pretax (A)		Margins
	2008	2007	2008	2007	2008	2007
Financial Services
Title Insurance and Services	$957,080	$1,418,114	$(27,024)	$43,743	-2.8%	3.1%
Specialty Insurance	72,758	82,407	317	10,067	0.4%	12.2%

	$1,029,838	$1,500,521	$(26,707)	$53,810	-2.6%	3.6%

Information Solutions
Information and Outsourcing Solutions	$184,637	$191,236	$29,784	$40,225	16.1%	21.0%
Data and Analytic Solutions	142,548	162,710	10,179	25,902	7.1%	15.9%
Risk Mitigation and Business Solutions	188,064	220,387	21,366	32,795	11.4%	14.9%

	$515,249	$574,333	$61,329	$98,922	11.9%	17.2%

	For the Nine Months Ended September 30
	Total revenues		Pretax (A)		Margins
	2008	2007	2008	2007	2008	2007
Financial Services
Title Insurance and Services	$3,083,950	$4,335,826	$(23,014)	$(59,190)	-0.7%	-1.4%
Specialty Insurance	225,376	245,275	17,491	35,555	7.8%	14.5%

	$3,309,326	$4,581,101	$(5,523)	$(23,635)	-0.2%	-0.5%

Information Solutions
Information and Outsourcing Solutions	$574,387	$613,817	$123,151	$134,086	21.4%	21.8%
Data and Analytic Solutions	457,581	568,300	57,453	160,836	12.6%	28.3%
Risk Mitigation and Business Solutions	588,327	659,485	64,453	84,862	11.0%	12.9%

	$1,620,295	$1,841,602	$245,057	$379,784	15.1%	20.6%

(A) - (Loss) income before income tax, minority interest and corporate expenses

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First American Reports Financial Results for the Third Quarter of 2008

Reconciliation of Segment Results

($            in thousands)

	Title Insurance and Services	Information and Outsourcing Solutions	Data and Analytic Solutions
GAAP Pretax (loss) income	$(27,024)	$29,784	$10,179
- Net realized investment (losses)	(44,601)	—	(3,587)
+ Employee separation costs	8,552	2,900	1,753
+ Lease termination costs	5,450	—	384

Adjusted pretax income	$31,579	$32,684	$15,903

GAAP total revenue	$957,080	$184,637	$142,548
- Net realized investment (losses)	(44,601)	—	(3,587)

Adjusted total revenue	$1,001,681	$184,637	$146,135

GAAP pretax margin	-2.8%	16.1%	7.1%
Adjusted pretax margin	3.2%	17.7%	10.9%

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Media Contact: Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Investor Contact: Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com